                                                                   EXHIBIT 11.0

                                  ORCAD, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Basic net income per share for the years ended December 31, 1997, 1996 and 1995 were computed based on the weighted average number of common shares outstanding. Common shares for the year ended December 31, 1995 include shares of Series A Preferred Stock that were converted into common shares upon consummation of OrCAD's initial public offering. To determine diluted net income per share, equivalent shares of common stock outstanding were included based on outstanding options using the treasury stock method.

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ---------------------
                                                           1997    1996   1995
                                                          ------  ------  -----
     Shares used in basic net income per share...........  6,737   6,190  1,584
                                                          ------  ------  -----
     Series A preferred stock............................    --      --   2,307
     Common stock equivalents............................    382     526    534
     Tax benefit of non-qualified stock options..........   (101)    (98)   --
                                                          ------  ------  -----
     Shares used in diluted net income per share.........  7,018   6,618  4,425
     Net income.......................................... $1,597  $4,202  $ 315
     Basic net income per share.......................... $  .24  $  .68  $ .20
                                                          ======  ======  =====
     Diluted net income per share........................ $  .23  $  .63  $ .07
                                                          ======  ======  =====